UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 1, 2007

Commission File Number 000-03718

PARK CITY GROUP, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3160 Pinebrook Road; Park City, Utah 84098
(Address of principal executive offices)

(435) 645-2000
(Registrant's telephone number)

______________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On, October 1, 2007, the Registrant appointed Robert W. Allen to be a Director to fill a vacancy on the board and to serve until the next annual meeting of the shareholders.

The following press release announcing this appointment was published October 8, 2007:

Media Contact:
Jeffrey Scott
Split Rock Communications
(408) 884-4017
jeff@splitrockpr.com

Park City Group Appoints Noted Executive Robert W. Allen to Board of Directors

Park City, Utah – October XX, 2007:  Park City Group, Inc. (OTCBB: PCYG), a leading provider of patented inventory and labor optimization software solutions for retailers, announced today that noted dairy industry veteran Mr. Robert W. Allen has joined its Board of Directors.

Mr. Allen is a seasoned executive with many years experience as Chairman, President and Chief Executive Officer of businesses ranging in size from $200 million to $2.5 billion.  Mr. Allen has over thirty years experience in the dairy industry, most notably as a catalyst for developing companies and a turn-around agent for troubled companies or divisions.

Mr. Allen was most recently Chief Executive Officer of Southern Belle Dairy where he established a leadership team to reposition the company and developed a position in the market place for the branding of its products.  Prior to this, he was Executive Vice President of Borden, Inc. where he was recruited to turn around the largest and most trouble division of the Company.  He is also the immediate past Chair of Kid Peace International, a $160 million non- profit agency assisting children in crises.

 “As we move forward with the advancement and execution of the Company’s vision, Bob’s extensive executive leadership experience and guidance will be a strong and exceptional addition to our team,” noted Randall K. Fields, Park City Group’s Chairman.  “Bob rounds out a team of industry thought leaders who are committed to helping Park City Group execute against its core business strategy and enhancing value for all PCG stockholders.”

About Park City Group
Park City Group, Inc. develops and markets patented computer software that helps its retail customers to increase their sales while reducing their inventory and labor costs: the two largest controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Victoria’s Secret, Pacific Sunwear of California, Anheuser Busch Entertainment and Tesco Lotus benefit from our software. To find out more about Park City Group (OTCBB: PCYG) visit our website at www.parkcitygroup.com.

Statements in this press release that relate to Park City Group’s future plans, objectives, expectations, performance, events and the like are forward-looking statements. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in economic conditions that may change demand for the Company’s products and services and other factors discussed in the “forward-looking information” section and the “risk factor” section of the management's discussion and analysis included in the Company’s report on Form 10-KSB for the year ended June 30, 2007 filed with the Securities and Exchange Commission. This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. Park City Group uses paid services of investor relations organizations to promote the Company to the investment community. Investments in any company should be considered speculative and prior to acquisition, should be thoroughly researched. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 8, 2007	PARK CITY GROUP, INC.

By: /s/ John Merrill
CFO